Exhibit 99.2

GWG WIND DOWN TRUST

Dear GWG Wind Down Trust Beneficiary,

On August 1, 2023 (the “Effective Date”), the bankruptcy court confirmed plan of reorganization (the “Plan”) for GWG Holdings, Inc. and its affiliated debtors (collectively “GWG”) became effective. As contemplated by the Plan:

●	a Texas law trust named “GWG Wind Down Trust” (the “Wind Down Trust”) was created;

●	all of GWG’s outstanding securities have been cancelled and six separate classes of non-transferrable New WDT Interests have been issued to GWG’s legacy securityholders and other holders of allowed claims;

●	all of GWG’s interests in (i) FOXO Technologies Inc. (NYSE: FOXO), (ii) Beneficient (Nasdaq: BENF); and (iii) a portfolio of life insurance policies, were transferred to the Wind Down Trust or one of its newly formed subsidiaries; and

●	Elizabeth C. Freeman was appointed as the trustee (the “Trustee”) of the Wind Down Trust;

Pursuant to the Plan, a New York law trust named Litigation Trust has also been created. The Litigation Trust has received all non-released litigation assets of GWG as well as GWG’s interests in director and officer insurance policies that provided coverage prior to April 20, 2022. The sole beneficiary of the Litigation Trust is the Wind Down Trust. The trustee of the Litigation Trust is Michael I. Goldberg. Distributions made by the Litigation Trust to the Wind Down Trust will be available for distribution to the holders of New WDT Interests in accordance with the trust agreement for the Wind Down Trust.

Information Regarding the GWG Wind Down Trust

A website dedicated to providing information to the holders of GWG New WDT Interests regarding the GWG Wind Down Trust can be found at: www.gwgholdingstrust.com. The Trustee will also use the website to provide links to information related to the Wind Down Trust administration and to post updates. Questions regarding the Wind Down Trust itself will be addressed by the Trustee’s website. Inquiries about the Wind Down Trust should be made to the following contacts:

Email: info@gwgholdingstrust.com

Phone: (713) 654-5150

This contact information can be also found on the website.

New WDT Interests

New WDT Interests Held in “Street Name”

If you held your GWG securities in “street name” (that is, if your GWG securities were held of record in the name of a bank, broker or other holder of record through the facilities of the Depository Trust Company), your New WDT Interests will continue to be held in same manner and you should contact your bank, broker or other record holder of your GWG securities for further information.

New WDT Interests Held Directly

If you held your GWG securities directly (that is, if your GWG securities were held of record directly by you as a registered holder on the books and records of GWG or its agents), your New WDT Interests will continue to be held in directly. Computershare Trust Company, N.A. (“Computershare”) has been appointed as the transfer agent and registrar for New WDT Interests, and direct holders may access further information with respect to their New WDT Interests as described below.

If you are a direct holder and already have an existing Computershare account under the same name and Tax ID as shown on the enclosed statement mailed to you by Computershare, your units of New Series WDT Interests will be automatically added to your account on Investor Center, Computershare’s online and mobile portal to your portfolio.

If you are a direct holder and are new to Computershare, please register your account today at, www.computershare.com/investor. You will need your “Account Number,” which can be found on the statement mailed to you. If you are a “street name” holder as described above, you do not need to register with Computershare with respect to your interests and your New WDT Interests will continue to be held by your bank, broker or other record holder and the records of your New WDT Interests will continue to not be held by Computershare.

Direct holders can manage their interest ownership with Computershare’s Investor Center. The Investor Center allows direct holders to view account details, update account information, enroll in direct deposit and opt-in to receive e-mail and SMS text messaging. For security purposes, direct holders that are business, fiduciary entities, or trusts will be limited to view only access. Information communicated to direct holders in this manner will also be posted to the GWG Wind Down Trust’s website: www.gwgholdingstrust.com.

Tax Certification

Direct holders whose accounts are not certified will receive a W-9 or W-8 BEN tax form in the mail. Such direct holders should complete the form and return it to Computershare in the envelope provided. Please note that direct foreign holders will be required to recertify their TIN using the W-8 BEN tax form. Direct holders may also certify their TIN by visiting www.computershare.com/investor.

Contacting Computershare

Direct holders should direct their process related inquiries regarding issuance of the New WDT Interests to Computershare using the options below:

Website:	www-us.computershare.com/Investor
Telephone inquiries:	1 (866) 595-6048 (Toll Free Number)
1 (781) 575-2798 (Toll Number)
E-mail inquiries:	web.queries@computershare.com
Written requests:	By Mail:	By Overnight Delivery:
	Computershare	Computershare
	PO Box 43006	150 Royall St, Suite 101
	Providence RI 02940-3006	Canton MA 02021

Sincerely,

Elizabeth C. Freeman, trustee of the GWG Wind Down Trust